As filed with the Securities and Exchange Commission on March 18, 2013

Registration No. 333-173616

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective
Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1690082
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 CityWest Blvd., Suite 800

Houston, Texas 77042

713-850-7600

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

William L. Moll, Jr., Esq.

Vice President, General Counsel and Corporate Secretary

1500 CityWest Blvd., Suite 800

Houston, Texas 77042

281-848-6920

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies to:

David P. Elder

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

713-220-5800

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

Geokinetics Inc. (the “Company”) filed a Registration Statement on Form S-3 (File No. 333-173616) with the SEC on April 20, 2011 (the “Registration Statement”), which was declared effective on May 9, 2011, to register 2,153,616 shares of common stock, par value $0.01 per share (the “Common Stock”), and 1,165,000 shares of Common Stock issuable upon exercise of warrants for resale by the selling stockholder (the “Selling Stockholder”) named in the Registration Statement.  The Selling Stockholder acquired the Common Stock in a private placement and the Company filed the Registration Statement to satisfy certain registration rights the Company granted to the Selling Stockholder.  No shares of Common Stock have been sold under the Registration Statement.

As previously disclosed, on March 10, 2013, the Company and its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United Code in the United States Bankruptcy Court for the District of Delaware.  As contemplated by the Debtors’ Joint Plan of Reorganization (the “Bankruptcy Plan”), all equity interests in the Company, including shares of Common Stock and any purchase rights, options, warrants, or other instruments or documents directly or indirectly evidencing or creating any equity interest in the Company, will be cancelled on the effective date of the Bankruptcy Plan.

Accordingly, the Company has filed this Post-Effective Amendment No. 1 with the SEC to remove from registration any shares of Common Stock registered under the Registration Statement that remain unsold and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on March 18, 2013.

GEOKINETICS INC.

By:	/s/ William L. Moll, Jr.
William L. Moll, Jr.
Vice President, General Counsel and
Corporate Secretary